EXHIBIT 23.2
CONSENT OF JOHNSON LAMBERT & CO. LLP, INDEPENDENT AUDITORS
We consent to the incorporation by reference, in the Registration Statement on Form S-8 of Tower Group, Inc. (the “Company”) pertaining to 1,150,000 shares of common stock that may be awarded or issued upon exercise of awards made under the Company’s 2004 Long-Term Equity Compensation Plan (as amended and restated, effective May 15, 2008), of our reports dated March 13, 2008 with respect to the consolidated financial statements, financial statement schedules and the effectiveness of internal control over financial reporting as of December 31, 2007 included in the Company’s Annual Report on Form 10-K, filed on March 14, 2008 with the Securities and Exchange Commission.
/s/ Johnson Lambert & Co. LLP
Falls Church, Virginia
June 20, 2008